Registration Statement No. 33-XXXXX

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
E. I. DU PONT DE NEMOURS AND COMPANY
(Exact name of registrant as specified in its charter)

DELAWARE	1007 MARKET STREET WILMINGTON, DELAWARE 19898	51-0014090
(State or other jurisdiction of incorporation or organization)	(Address of principal executive offices)	(I.R.S. Employer identification no.)
PIONEER HI-BRED INTERNATIONAL, INC.
SAVINGS PLAN
(Full title of the plans)
JEFFREY L. KEEFER, EXECUTIVE VICE PRESIDENT—DUPONT FINANCE
E. I. DU PONT DE NEMOURS AND COMPANY
1007 MARKET STREET
WILMINGTON, DELAWARE 19898
(Name and address of agent for service)
TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENTS FOR SERVICE:
302-774-1000
APPROXIMATE DATE OF PROPOSED COMMENCEMENT OF SALES
PURSUANT TO THE PLAN:
FROM TIME TO TIME AFTER EFFECTIVE DATE OF REGISTRATION STATEMENT
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
	Amount	Offering	Aggregate
Title of Securities	to be	Price Per	Offering	Amount of
to be Registered	Registered[1]	Share[2]	Price	Registration Fee
Common Stock $.30 par value	1,500,000	$45.68	$68,520,000	$2,103.56

1.	E. I. du Pont de Nemours and Company (“DuPont” or “Registrant”) is filing this Registration Statement on Form S-8 to register the offering of shares of DuPont Common Stock, par value $0.30 per share under the Pioneer Hi-Bred International, Inc. Savings Plan (the “Plan”). This Registration Statement shall also cover any additional shares which become issuable under the Plan by reason of any stock dividend, stock split, capitalization of reserves and premiums or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of DuPont. The shares issued under the Plan may, in whole or in part, be authorized but unissued shares or shares that shall have been or may be reacquired by the Registrant in the open market, private transactions or otherwise. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.

2.	Calculated solely for the purposes of this offering under Rule 457(c) and Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low prices of the Registrant’s common shares as reported on The New York Stock Exchange on November 15, 2007.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information
     Not required to be filed with this Registration Statement.
Item 2. Registrant Information and Employee Plan Annual Information
     Not required to be filed with this Registration Statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.     Incorporation of Certain Documents by Reference
     The documents listed below, previously filed with the Securities and Exchange Commission, are incorporated by reference in this Registration Statement:
     (a) DuPont’s Annual Report on Form 10-K, for the year ended December 31, 2006; the Plan’s Annual Report on Form 11-K for the year ended December 31, 2006.
     (b) DuPont’s Quarterly Reports on Form 10-Q, for quarters ended March 31, 2007, June 30, 2007 and September 30, 2007 and DuPont’s Current Reports on Form 8-K filed on November 13, 2007, October 25, 2007, July 31, 2007, May 3, 2007, March 9, 2007 and February 8, 2007.
     All documents subsequently filed by DuPont pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Item 4.     Description of DuPont Common Stock
     Holders of DuPont Common Stock are entitled to receive dividends that may be declared by the Board of Directors of DuPont from surplus or net earnings, but not until all cumulative dividends on preferred stock shall have been declared and set apart for payment at the annual rates of $4.50 a share for the $4.50 Series and $3.50 a share for the $3.50 Series. Holders of DuPont Common Stock have the right to vote on all questions to the exclusion of all other stockholders, except as otherwise expressly provided by law or unless DuPont shall be in default in the payment of dividends on preferred stock for a period of six months. In the latter event, until accumulated and unpaid dividends on preferred stock of all series shall have been paid, the holders of the outstanding preferred stock shall have the exclusive right, voting separately and as a class, to elect two directors, or if the total number of directors of DuPont be only three, then only one director, at each meeting of stockholders held for the purpose of electing directors.
     On liquidation, dissolution, or winding up of DuPont, whether voluntary or involuntary, after payments have been made to holders of preferred stock, holders of DuPont Common Stock have the right to share ratably the remaining assets available for distribution. In the event of voluntary liquidation, holders of preferred stock are entitled to accumulated dividends and $115 a share for the $4.50 Series and $107 a share for the $3.50 Series; in the event of involuntary liquidation, holders of both series are entitled to accumulated dividends and $100 a share. Holders of DuPont Common Stock do not have any preemptive rights.
Item 5.     Interests of Named Experts and Counsel
     The validity of the issue of DuPont Common Stock offered hereby has been passed on by Stacey J. Mobley, Esq., Senior Vice President and Chief Administrative Officer and General Counsel of DuPont. Mr. Mobley beneficially owned 657,298 shares of DuPont Common Stock as of November 16, 2007, including 578,367 shares of which he has the right to acquire beneficial ownership within 60 days through the exercise of stock options awarded under DuPont’s compensation plans.
Item 6.     Indemnification of Directors and Officers
     Under provisions of the Bylaws of DuPont, each person who is or was a director or officer of DuPont shall be indemnified by DuPont to the full extent permitted or authorized by the General Corporation Law of Delaware against any liability, cost or expense asserted against such director or officer and incurred by such director or officer in any such person’s capacity as director or officer, or arising out of any such person’s status as a director or officer. DuPont has purchased liability insurance policies covering its directors and officers to provide protection where DuPont cannot indemnify a director or officer.

Item 8.     Exhibits

Filed
			Incorporated by Reference				Herewith
Exhibit No.		Exhibit	Form	File No.	Filing Date	Exhibit No.
4	(a)	DuPont’s Restated Certificate of Incorporation, effective May 29, 1997, defining rights of holders of DuPont Common Stock	10-K		2/28/2003	3.1
5	(a)	Opinion of Counsel dated November 16, 2007					X
5	(b)	ERISA qualification undertaking					X
23	(a)	Consent of Independent Registered Public Accounting Firm dated November 16, 2007					X
23	(b)	Consent of Stacey J. Mobley, Esq. included in the opinion filed as Exhibit 5(a) to this Registration Statement dated November 16, 2007					X
24		Powers of attorney authorizing certain officers to sign the registration statement and amendments thereto on behalf of officers and directors					X

Item 9.     S-K Item 512 Undertakings
     (a) The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Wilmington, State of Delaware, on November 16, 2007.

E. I. DU PONT DE NEMOURS AND COMPANY
By:	/s/ Jeffrey L. Keefer
Jeffrey L. Keefer
Executive Vice President--DuPont Finance and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

C. O. Holliday, Jr., Chairman and Director	E. I. du Pont, Director

R. H. Brown, Director	M. A. Hewson, Director

R. A. Brown, Director	L. D. Juliber, Director

B. P. Collomb, Director	M. Naitoh, Director

C. J. Crawford, Director	S. O’Keefe, Director

J. T. Dillon, Director	W. K. Reilly, Director

By:	/s/ Stacey J. Mobley	By:	/s/ Jeffrey L. Keefer

	Stacey J. Mobley		Jeffrey L. Keefer
	Senior Vice President and		Executive Vice President—DuPont Finance
	Chief Administrative Officer and		and Chief Financial Officer
	General Counsel—DuPont Legal		(Attorney-In-Fact for above Directors)
	(Attorney-In-Fact for above Directors)		(November 16, 2007)
(November 16, 2007)
     Powers of attorney authorizing Jeffrey L. Keefer and Stacey J. Mobley jointly, to sign the registration statement and amendments thereto on behalf of the above-named directors and officers are filed with the registration statement.
     Pursuant to the requirement of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Delaware, on November 16, 2007.

Pioneer Hi-Bred International, Inc. Savings Plan
By:	/s/ Jeffrey L. Burnison
Jeffrey L. Burnison
Plan Administrator

INDEX TO EXHIBITS

			Incorporated by Reference				Filed Herewith
Exhibit No.		Exhibit	Form	File No.	Filing Date	Exhibit No.
4	(a)	DuPont’s Restated Certificate of Incorporation, effective May 29, 1997, defining rights of holders of DuPont Common Stock	10-K		2/28/2003	3.1
5	(a)	Opinion of Counsel dated November 16, 2007					X
5	(b)	ERISA qualification undertaking					X
23	(a)	Consent of Independent Registered Public Accounting Firm dated November 16, 2007					X
23	(b)	Consent of Stacey J. Mobley, Esq. included in the opinion filed as Exhibit 5(a) to this Registration Statement dated November 16, 2007					X
24		Powers of attorney authorizing certain officers to sign the registration statement and amendments thereto on behalf of officers and directors					X